Joint Venture Contract
OF
SUZHOU ERYE PHARMACEUTICAL CO., LTD.

Superseding the Version Executed on June 16, 2005
Amended and Restated on October 21, 2009

CHAPTER I GENERAL	2

CHAPTER II PURPOSE, BUSINESS SCOPE AND SCALE OF THE JV COMPANY	2

CHAPTER III TOTAL INVESTMENT AND REGISTERED CAPITAL	3

CHAPTER IV LIABILITIES OF THE PARTIES	4

CHAPTER V BUSINESS OPERATION	6

CHAPTER VI BOARD OF DIRECTORS	7

CHAPTER VII OPERATION AND MANAGEMENT ORGANIZATION	8

CHAPTER VIII YARD AND PLANT	9

CHAPTER IX EMPLOYMENT MANAGEMENT	9

CHAPTER X FINANCE, ACCOUNTING AND AUDITING	9

CHAPTER XI DISTRIBUTION OF PROFITS	10

CHAPTER XII NEW PLANT CONSTRUCTION	10

CHAPTER XIII COOPERATION TERM AND ASSET DISPOSAL AFTER TERMINATION	12

CHAPTER XIV AMENDMENT, CHANGE AND CANCELLATION OF CONTRACT	12

CHAPTER XV LIABILITIES FOR DEFAULT	13

CHAPTER XVI DISPUTE RESOLUTION	13

CHAPTER XVII EFFECTIVENESS AND OTHERS	14

- i -

This Joint Venture Contract (this “Contract”) is entered into by and between:

Party A:	Suzhou Erye Economy & Trade Co., Ltd.
Registered Address:	Tainan Road, Canglang District, Suzhou
Legal Representative:	Shi Mingsheng Title: Chairman Nationality: Chinese

Party B	China Biopharmaceuticals Holdings Inc.
Legal Address:	101 East 52nd Street, New York, New York
Legal Representative:	Peng Mao Title: CEO Nationality: Canadian

WHEREAS,

(1)           Party A is a limited liability company duly registered and established and validly existing under the laws of the People’s Republic of China (the “PRC”), and Party B is a limited liability company duly established and validly existing under the laws of the State of Delaware of the United States of America (the “U.S.”).

(2)           NeoStem, Inc. (“NeoStem”) is a corporation duly established and validly existing under the laws of the State of Delaware of the U.S., and Party B is a wholly-owned subsidiary of NeoStem.

(3)           Suzhou Erye Pharmaceutical Co., Ltd. (the “JV Company” or the “Subsisting Company”) is a limited liability company duly registered and established and validly existing under the laws of the PRC.

(5)           To further specify the rights and obligations of Party A and Party B, Party A and Party B agree to enter into this Contract to supersede the original JV legal documents by amending and restating all thereof so that the original JV legal documents will have no further effect when this Contract becomes effective.

DEFINITIONS:

(1)           “Subsistence-after-Split-off” shall mean the status of the JV Company where it is split off on September [    ], 2009 according to a resolution of the Board of Directors of the JV Company.  Specifically, the JV Company (the Subsisting Company) will maintain business after the split-off and will carry on partial assets and all liabilities (other than the liabilities related to the assets that are split off), and, in the meanwhile, a new company (the “New Company”) will be set up to carry on partial assets.  The Subsisting Company has executed a Split-off Agreement with the New Company which will become effective upon the change registration with the competent administration of industry and commerce.

(2)           “Split-off Date” shall mean the date of the change registration for the aforesaid split-off, as approved by the PRC government, with the competent administration of industry and commerce, being the first day as from which the Split-off Agreement becomes effective pursuant to the PRC laws.

(3)           “Relocation of the JV Company” shall mean the construction plan for a new operation premises already carried out by the JV Company, pursuant to which the JV Company will purchase land and new equipment on the new yard (located at Huangdai Town, Xiangcheng District, Suzhou) and build plants thereon, and remove its operating activities from the old yard (859 Panxu Road, Suzhou) to the new yard after obtaining the production permit from the government authority.

(4)           “Control” shall mean the activities of a party to influence the operation and decisions of the other party, through holding more than fifty percent (50%) of the equity interest, or being entitled to appoint or recommend more than fifty percent (50%) of directors of the Board, or agreement or acceptance of authorization or otherwise.  “Controlling Person” or “Parent Company” shall mean such controlling party.  The Control of a third company by a Controlling Person through the controlled company shall be deemed as a direct Control of such third company by the Controlling Person.

(5)           “Affiliate” shall include the Parent Company controlling a party, any subsidiary under control by such party or any company under the common control with such party.

CHAPTER I
GENERAL

Article 1                      Subject to the Law of the People’s Republic of China on Sino-Foreign Equity Joint Venter Enterprises and other applicable laws and regulations of the PRC, Party A and Party B agree to carry on the operation of Suzhou Erye Pharmaceutical Co., Ltd. as a joint venture (the “JV Company”).  The name of the JV Company is “Suzhou Erye Pharmaceutical Co., Ltd.” in English and “苏州二叶制药有限公司” in Chinese.

Article 2                      The legal address of the JV Company is at 859 Panxu Road, Canglang District, Suzhou, Jiangsu Province.

Article 3                      Any and all of the activities of the JV Company shall be in compliance with the laws and regulations of the PRC and subject to the jurisdiction and protection of the PRC law.

CHAPTER II
PURPOSE, BUSINESS SCOPE AND SCALE OF THE JV COMPANY

Article 4                      The purpose of the JV Company is to develop an internationally leading company by mutual efforts based on the desire of strengthening economic cooperation and technical communications.  Both Party A and Party B will try to achieve the satisfactory economic benefits through scientific operation and management, and explore and develop the business of the JV Company in the spirit of mutual understanding and mutual cooperation.

Article 5                      The business scope of the JV Company covers the production and sale of  sterile injection powder (penicillin and cefa-), hard capsule, crude drug (including penicillin) and aluminum cover of injection bottle, the operation of export of antibiotic active compound and antibiotic series sterile injection powder and capsule manufactured by the JV Company and of technologies related thereto, the operation of export of raw and auxiliary materials, machinery equipment, instrumentations, fittings and components, and technologies necessary for the production and scientific research of the JV Company (excluding products and technologies the operation of which is restricted or the import/export of which is prohibited by the State), and the operation of the business of processing with imported materials and the business of processing according to samples, assembling parts conducting supplied by investor or clients and/or conducting compensation trade.

Article 6                      The scale of the JV Company’s production shall range from RMB200,000,000 to 300,000,000 as to its annual sales revenue, and the scale will be expanded or adjusted gradually based on the market status.

CHAPTER III
TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 7                      The amount of the total investment of the JV Company, as a subsisting company upon the Subsistence-after-Split-off, shall be changed to Renminbi Thirty Two Million Two Hundred and Forty Thousand yuan (RMB32,240,000) from the original Renminbi Forty Million Eight Hundred and Sixteen Thousand Four Hundred yuan (RMB40,816,400).

Article 8                      The amount of the registered capital of the JV Company, upon the Subsistence-after-Split-off, shall be Renminbi Sixteen Million One Hundred and Twenty Thousand yuan (RMB16,120,000) and its paid-in capital then shall be Renminbi Sixteen Million One Hundred and Twenty Thousand yuan (RMB16,120,000).

1.	The amount of the registered capital of the JV Company before the aforesaid split-off, being Renminbi Twenty Million Four Hundred Thousand yuan (RMB20,400,000), has been fully paid up, among which,

A.           an amount of Renminbi Ten Million yuan (RMB10,000,000) was subscribed by the original 38 Chinese individual shareholders upon the establishment of the JV Company on June 6, 2003 as a PRC domestic company.  Party A became a shareholder of the JV Company by purchasing such amount from those original 38 Chinese individual shareholders on May 19, 2008.

B.           an amount of Renminbi Ten Million Four Hundred Thousand yuan (RMB10,400,000) was injected by CBH in two installments to increase the investment, respectively, in February of 2006 and April of 2006, totaling Two Million Two Hundred Thousand US dollars (US$2,200,000),  equal to Renminbi Eighteen Million Two Hundred and Eight Thousand Three Hundred yuan (RMB18,208,300) as converted at the then exchange rate, in which the amount of Renminbi Ten Million Four Hundred Thousand yuan (RMB10,400,000) has been confirmed as the registered capital of the JV Company and the residual of which is accounted as capital surplus under its capital reserve.

2.
Since the JV Company has been split off, the JV Company, as a subsisting company, sees a reduction in the amount of its registered capital from Renminbi Twenty Million Four Hundred Thousand yuan (RMB20,400,000) down to Renminbi Sixteen Million One Hundred and Twenty Thousand yuan (RMB16,120,000), among which Party A is holding its registered capital of Renminbi Seven Million Eight Hundred and Ninety Eight Thousand Eight Thousand yuan (RMB7,898,800) and Party B is holding its registered capital of Renminbi Eight Million Two Hundred and Twenty One Thousand Two Hundred yuan (RMB8,221,200).  Party A and Party B have paid up their subscribed amounts of registered capital respectively.

Article 9                      When this Contract becomes effective, Party A holds 49% of the total registered capital of the JV Company and Party B holds 51% of the total registered capital of the JV Company.

Article 10                    If a party hereto (the “Transferring Party”) intends to transfer its equity interest in the JV Company to a third party, such Transferring Party must first offer such equity interest to the other party hereto (the “Non-Transferring Party”) in a writing (the “Offer”) setting forth the terms and conditions for the interest to be transferred.  If the Non-Transferring Party refuses the Offer, or fails to accept the Offer within 90 days (the “Consideration Period”), or fails to close on the Offer within 45 days (the “Closing Period”) after accepting the Offer, the Transferring Party shall be free to offer, within 90 days commencing from the earliest of such refusal, the end of the Consideration Period or the end of the Closing Period, its equity interest to any third party, and close the transfer within 45 days after such offer is accepted, on such terms and conditions as can be verified by the Non-Transferring Party to be no more favorable than those for the Offer to the Non-Transferring Party.

The transfer of its equity interest by either party hereto to any other third party shall mean such circumstance that causes the change of the actual Controlling Person of the Transferring Party, including but not limited to:

1.           Either party hereto directly transfers its equity interest in the JV Company to any third party, or otherwise disposes of such equity interest to the effect that such equity interest would be actually transferred; or

2.           The actual Controlling Person of either party hereto holding more than 50% of the equity interest of such party changes unless such Controlling Person is a public company.

CHAPTER IV
LIABILITIES OF THE PARTIES

Article 11                      Either party hereto represents and warrants to the other party hereto as follows:

1.           It has any and all of the civil rights and capacities necessary to the execution and performance of this Contract which will not violate or breach any and all of the legal documents, including but not limited to the articles of association, contracts and agreements, binding on it.

2.           It has taken or will take any and all of the necessary actions in order to obtain any and all of the consents, approvals, authorizations and permits required by the execution and performance of this Contract.

3.           It will make its best efforts to cooperate closely with the other party hereto on reliance of the doctrines of good faith, pragmatism and responsibility so as to cause this Contract to be performed in a sound and smooth manner, and strictly comply with any and all of the principles set out herein and commit nothing that may impair the performance of this Contract.

4.           As of the date on which this Contract becomes effective, it has not, and undertakes that none of its Affiliates has, individually or jointly with any third party, engaged or participated in, or owned any interests or benefits in, any business of chemical drugs that directly competes with the JV Company.

5.           Either party hereto confirms with the other party hereto that the equity interest of the other party hereto in the JV Company is legitimate and valid and that it will use its best efforts to defend the shareholder’s interests of the other party hereto.

Article 12             Party A represents and warrants as follows:

1.           Any and all of the materials that have been or will be furnished to Party B by it shall be true, complete, correct and not misleading.

2.           It has obtained any requisite authority, permit, authorization, license and consent, including but not limited to the business license issued by the competent administration of industry and commerce, necessary to carry on its business operation, and its operation has not exceeded the approved business scope and provisions of its articles of association.

Article 13             Party B represents and warrants as follows:

1.           Any and all of the information disclosed to Party A by it is true, timely and complete.

2.           It shall not make any claim over or challenge any agreement entered into by the JV Company as of the date hereof so long as such agreement has been disclosed pursuant to the U.S. securities law or was entered into in the ordinary course of business with normal commercial terms.

3.           It has informed NeoStem of the contents hereof.  NeoStem irrevocably undertakes to guarantee its obligations and liabilities hereunder, and the undertaking letter issued by NeoStem for such purpose in the form attached hereto shall constitute an integral part of this Contract.

4.           Prior to the investment by it in any chemical drug manufacturing company that competes directly with the business of the JV Company, it must obtain the consent from the JV Company.  It shall consult with the JV Company prior to introducing any new chemical drug into the PRC with respect to whether the same can be produced in a more cost-saving or efficient manner by the JV Company.

CHAPTER V
BUSINESS OPERATION

Article 14                      Any business conducted by the JV Company shall be decided and carried out by the Board of Directors of the JV Company.

Party B will be entitled to, with a reasonable prior notice to the JV Company, periodically send its representatives to visit the JV Company and consult with the senior management of the JV Company with respect to operation, financial conditions, strategy and other similar issues.

Article 15                      The JV Company shall mainly purchase the raw and auxiliary materials necessary for its production in the PRC domestic market, and sell most of its finished products in the PRC domestic market, with a small amount sold abroad.

Article 16                      The JV Company shall continue to use the existing production equipment and technologies to conduct its business.  If the purchase of any additional equipments or technologies becomes necessary, the priority will be given to the PRC domestic market.

Article 17                      Should NeoStem succeed in its development of stem cell medicine, Party B shall, if permitted by the applicable PRC law, be responsible for introducing such medicine into the PRC, in which case the JV Company shall enjoy the priority right of production and sale of the same in the PRC, subject, however, to the capability of the JV Company in such production and sales activities, taking into consideration factors including the competitive costs, time-to-market, quality, stability and other similar aspects of the same.

Article 18                      Party B or NeoStem shall from time to time study the feasibility of introducing certain commercially potential patented medicine into the PRC under the appropriate market conditions, based on the existing resources and general market circumstances.  In the event Party B or NeoStem fails to support the JV Company in terms of products, Party B or NeoStem shall, subject to the approval of their respective board of directors, provide the JV Company with the R&D funds support based on its future demands and business development.

Article 19                      Since the integration of the PRC domestic pharmaceutical industry provides a new opportunity, Party A will seize any chance to seek and land some merger and/or acquisition projects favorable for the development of the JV Company pursuant to the guidelines and standards mutually agreed by Party A and Party B or NeoStem.  Party B undertakes that NeoStem will conduct a due diligence investigation towards the target acquisition together with Party A, and NeoStem or Party B will, subject to the approval of NeoStem’s board of directors, provide capital or equity support therefor.

CHAPTER VI
BOARD OF DIRECTORS

Article 20             The number of the members of the Board of Directors of the JV Company shall be reduced from seven (7) to five (5), among whom two (2) Directors shall be appointed by Party A and three (3) Directors shall be appointed by Party B.  One of the Directors appointed by Party B shall be the director on the board of directors of NeoStem appointed by Party A (and such Director shall represent the interests of Party B in the discharge of his or her duties as a Director).  The tenure of each Director shall be four (4) years, renewable upon re-appointment consecutively.

The Chairman of the JV Company shall be the Director appointed by Party A to the Board of Directors and  shall be the legal representative of the JV Company.

The CFO of the JV Company shall be appointed by Party A.

Article 21             The Board of Directors shall be the highest authority of the JV Company and shall decide any and all of the major issues of the JV Company.

With regard to any of the following matters, no resolution may be adopted without the affirmative voting of more than seventy five percent (75%) of the entire members of the Board of Directors:

1.           Disposition of any and all of the material assets of the JV Company;

2.           Change of more than 50% of equity interest;

3.           Change of more than a half of the entire Directors, in the accumulative aggregate, within any consecutive twenty four (24) months, excluding any change due to retirement, injury, illness, death, voluntary resignation, termination of employment or any other similar cause;

4.           Decision on the material strategy of operation and development of the JV Company; and

5.           Any related-party transaction between the JV Company and its shareholders and/or Affiliates.

With regard to any of the following matters, no resolution may be adopted without the unanimous consensus of all the Directors present at a board meeting:

1.           Amendment to the Articles of Association of the JV Company;

2.           Termination or dissolution of the JV Company;

3.           Increase or reduction of the registered capital of the JV Company; and

4.           Merger or divestiture of the JV Company.

Except the major issues set forth above, decisions with respect to all other issues required voting of the Directors may be adopted by more than half of the entire members of Board of Directors.

Article 22              The Board of Directors shall meet at least one (1) time during each year, and shall be convened and presided over by the Chairman or, if the Chairman is incapable of doing so, by a Director authorized by the Chairman.  Upon the request of any two Directors, the Chairman shall convene an interim meeting of the Board of Directors.  Any Director may attend any Board meeting telephonically.

Article 23               The quorum for any meeting of the Board of Directors shall be at least four (4) Directors.

If a Director is unable to attend a meeting of the Board of Directors, he or she may issue a proxy and entrust a representative to attend the meeting and vote on his or her behalf, whose attendance shall be deemed the same as attendance by him or her.

The minutes of any and all of the meetings of the Board of Directors shall be signed by all the Directors present at the meeting before kept into files.

A meeting of the Board of Directors shall generally be held at the place of legal address of the JV Company.

CHAPTER VII
OPERATION AND MANAGEMENT ORGANIZATION

Article 24               The JV Company shall establish its management structure responsible for its day-to-day corporate management.  The management structure shall consist of one (1) General Manager who shall be engaged by the Board of Directors for a tenure of four (4) years, renewable upon re-assignment consecutively.

Article 25               The General Manager shall be responsible for carrying out any and all of the resolutions of the Board of Directors and organizing and directing the day-to-day management of the JV Company.  Within the authorization by the Board of Directors, the General Manager shall act on behalf of the JV Company, hire or dismiss any employees under his or her level, and exercise such other powers as granted by the Board of Directors.

Article 26                The Chairman or any Director may concurrently serve as General Manager or other senior officer of the JV Company upon the engagement by the Board of Directors.  In the event the General Manager or any of other senior officers practices graft or commits a gross neglect of duty, the Board of Directors may make a resolution at any time to dismiss and impose a necessary punishment on him or her.

CHAPTER VIII
YARD AND PLANT

Article 27                 With respect to the old yard of the JV Company in use and located at 859 Panxu Road, Suzhou, the land area is 45,024.2 square meters and construction area is 33,492.75 square meters.  The land use right to and all the buildings on such old yard have been split off to the New Company because of the occurrence of the Subsistence-after-Split-off to the JV Company which will lease, at a token price, the land and plant buildings (i.e. the old yard) from the New Company, and maintain the original operation and businesses unchanged.

The land area of the new yard of the JV Company located at Huangdai Town, Xiangcheng District, Suzhou is 107,385.6 square meters, while buildings and plants thereon are now under construction.  The land use right to and the buildings on such new yard belong to and are possessed by the JV Company.

CHAPTER IX
EMPLOYMENT MANAGEMENT

Article 28                 The JV Company undertakes that it will continue to employ each and every former employee before joint venture.  Any recruitment and dismissal of the employees of the JV Company shall be reviewed and determined by the Board according to the PRC Labor Law, the PRC Labor Contract Law and other applicable PRC regulations. The JV Company and the trade union thereof shall collectively or with individual separately enter into labor contracts.  The labor contract shall, once duly executed, be filed with the competent local labor administration authority.

Article 29                  All payments in connection with salaries, benefits and labor insurances of the employees of the JV Company shall be made pursuant to the PRC Labor Law and other applicable PRC regulations.

CHAPTER X
FINANCE, ACCOUNTING AND AUDITING

Article 30                 Any fiscal year of the JV Company shall commence on January 1st and end on December 31st of the same year.  Any and all of the vouchers, bills, statements and books shall be prepared in Chinese.  The JV Company shall use Renminbi as its standard bookkeeping currency.

The JV Company shall, in most cases, make settlement of accounts monthly and final settlement at the end of each year.  All financial statements shall be prepared according to the accounting principles of the PRC.  The JV Company shall, on the annual basis, deliver to Party B the complete audited financial statements.

Party A shall use its efforts to cause the JV Company to take any and all of the necessary actions and provide any and all of the necessary information of the JV Company to NeoStem so that NeoStem can timely fulfill its reporting obligations under the U.S. securities law, including compliance with the accounting rules of the Securities and Exchange Commission of the U.S.  Party A shall support NeoStem’s corporate development strategy and compliance with the U.S. securities law.

Article 31                      A PRC CPA shall be retained for financial auditing and shall report the results to the Board of Directors and the General Manager.

CHAPTER XI
DISTRIBUTION OF PROFITS

Article 32                      The JV Company shall go through formalities in respect of reduction, exemption and payment of income tax imposed upon its profits according to the Law of the People’s Republic of China of Enterprise Income Taxes and regulations related thereto.  After deduction of public reserves from the profits for a given year, the Board of Directors shall make bonus distribution plan based on the operation of that year.

Article 33                      The dividend distributions to the shareholders shall be made in proportion to the shareholders’ equity, unless otherwise prescribed herein.

CHAPTER XII
NEW PLANT CONSTRUCTION

Article 34                      For the purpose of a smooth completion of the relocation of the JV Company, Party B agrees to continue to be responsible for costs for such relocation, which is only limited to, and will not be responsible for any cost exceeding:

1.           Profit distribution prior to the Split-off Date

Any and all of the undistributed profits as of the Split-off Date (subject to the statements audited under the PRC accounting principles) shall be used for dividend distribution.  Party A and Party B agree that such dividend distribution shall be made by the end of March of 2010 and shall instruct the Directors to execute a board resolution authorizing such dividend distribution.  Specifically,

1.1           49% of such dividend distribution (after tax) shall be allocated to Party A who shall, upon its receipt of the same, loan back to the JV Company who shall later repay Party A gradually following the completion of the construction of the new plant (together with interest thereon, computed at the then applicable standard interest rate for Renminbi loans by financial institutions announced by the People’s Bank of China).  Such loan by Party A shall not be deemed as the performance by Party B of part of its obligation to fund the relocation of the JV Company.

1.2           51% of such dividend distribution (after tax) shall be allocated directly to the JV Company as the new plant construction fund.  Party A and Party B agree to characterize such fund as the capital surplus for such 51% interest in the JV Company as subscribed by Party B, to be recorded under the capital reserve entry of the JV Company (subject to the auditing opinion of a PRC accountant).  If such 51% dividend distribution results in any tax liability onto Party B, the JV Company shall allocate a sufficient dividend in cash to Party B to cover such tax liability.

2.           Profit distribution in three years following the Split-off Date

For a three (3) years period commencing on the first day of the first fiscal quarter after this Contract becomes effective and ending on the third anniversary thereof, the operating net profit of the JV company shall be distributed fully as a dividend distributed annually within 90 days after the prior fiscal year ends.  Specifically,

2.1           49% of the dividend distribution (after tax) shall be allocated to Party A who shall, upon its receipt of the same, loan back to the JV Company who shall later repay Party A gradually following the completion of the construction of the new plant (together with interest thereon, computed at the then applicable standard interest rate for Renminbi loans by financial institutions announced by the People’s Bank of China).  Such loan by Party A shall not be deemed as the performance by Party B of part of its obligation to fund the relocation of the JV Company.

2.2            45% of the dividend distribution (after tax) shall be allocated directly to the JV Company as part of the new plant construction fund. Party A and Party B agree to characterize such fund as the capital surplus for such 51% interest in the JV Company as subscribed by Party B, to be recorded under the capital reserve entry of the JV Company (subject to the auditing opinion of a PRC accountant).  If such 45% dividend distribution results in any tax liability onto Party B, the JV Company shall allocate a sufficient dividend in cash to Party B to cover such tax liability.

2.3           6% of the dividend distribution (after tax withholding) shall be allocated directly to Party B for the direct purpose of NeoStem’s operating expenses.

2.4           In the event of the sale of all of the assets of the JV Company or liquidation of the JV Company, Party B shall be entitled to receive the return of such capital surplus before any distribution of the JV Company’s assets is made based upon the shareholding percentages of the shareholders.  Upon an initial public offering of the JV Company which raises at least Renminbi Fifty Million yuan (RMB50,000,000), to the extent permitted by the applicable PRC law and accounting principles and approved by the Board of Directors, Party B shall be entitled to receive the return of such capital surplus.

2.5           Party A and Party B shall respectively instruct their Directors in the JV Company to execute a board resolution authorizing such dividend distribution.

Article 35               Party A undertakes that, after the implementation of Article 34, if the JV Company is still in need of fund, the JV Company may finance itself through loans.  Party A shall exert its best efforts to assist the JV Company in raising funds and shall endeavor to complete the relocation of the JV Company within three (3) years.   Further, the land, buildings, equipment and other assets of the new plant of the JV Company shall belong to and be possessed by the JV Company and shall be recorded into the balance sheet of the JV Company.

Article 36                Party B undertakes that, during the course of the relocation to the new plant, it shall use its efforts to attempt to provide certain loan assistance to the JV Company.

Article 37                Relocation

After the new yard of the JV Company (located at Huangdai Town, Xiangcheng District, Suzhou) meet such conditions precedent to its production as specified by the competent governmental authority or authorities and any and all of the equipment for its operation have been conveyed into the new yard and can run completely, the Subsisting Company must use its best efforts to promptly terminate its operating activities in the old yard, and the lease between the JV Company and the New Company shall then terminate.

CHAPTER XIII
COOPERATION TERM AND ASSET DISPOSAL AFTER TERMINATION

Article 38               The cooperation term of the JV Company shall be twenty five (25) years, and the issuance date of the JV Company’s business license shall be deemed as its establishment date.

Article 39               The JV Company shall enter into liquidation according to law after the expiration or upon any prior termination of cooperation term.  After the verification of the liquidated finance by accounting firm, the remaining assets shall be allocated or assumed by Party A and Party B pro rata in proportion to their equity interests in the JV Company.

CHAPTER XIV
AMENDMENT, CHANGE AND CANCELLATION OF CONTRACT

Article 40                      Any amendment to this Contract and/or the exhibits hereto shall not become effective unless and until Party A and Party B have executed a supplementary contract with respect thereof.

Article 41                      Upon the proposal initiated by either Party and the unanimous consensus adopted at a meeting of the Board of Directors, the cooperation term may be extended by filing to the competent foreign economic and trade cooperation bureau or its entrusted approval agency six (6) months prior to the expiration thereof.

Article 42                      This Contract can, after Party A and Party B have reached an agreement to the aftermath matters, be early terminated for any of the following reasons:

1.           Either party hereto proposes to terminate this Contract and such proposal has been agreed by the two parties;

2.           The performance of this Contract become impossible because of such a force majeure event as earthquake, typhoon, flood, fire or warfare which is unforeseeable and the consequence of which cannot be prevented or is unavoidable;

3.           The JV Company has been suffering losses for consecutive years and is incapable of continuing its operation; and

4.           The JV Company is unable to meet the sales scale set forth herein due to failure by either party hereto to perform its obligations under, or its violation of, this Contract or the Articles of Association.

CHAPTER XV
LIABILITIES FOR DEFAULT

Article 43                      If the JV Company has suffered any damages due to any fault of either party hereto, such defaulting party shall indemnify the JV Company for the losses as a result thereof.

Article 44                      If this Contract and/or the exhibits hereto shall become non-performable or cannot be performed to its full extent due to any fault of either party hereto, such defaulting party shall assume such liabilities for default and indemnify relevant losses thereof.  If both Party A and Party B have been in default, Party A and Party B shall assume their respective and separate liabilities and indemnify relevant losses in light of the actual circumstances.

CHAPTER XVI

DISPUTE RESOLUTION

Article 45                      If there is any dispute arising out of or in connection with this Contract, Party A and Party B shall resolve such dispute through amicable negotiations, failing which the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedure and relevant rules.  Such arbitral award is final and binding upon Party A and Party B.  The arbitration fees shall be borne by the party hereto who loses the arbitration.

Article 46                      During the course of arbitration, except for the provisions hereof that are in dispute and under arbitration, this Contract shall continue to be performed to the effect that such disputed provisions shall not affect the normal operation of the JV Company.

CHAPTER XVII
EFFECTIVENESS AND OTHERS

Article 47                      This Contract shall be approved by the Ministry of Commerce of the PRC or its branch offices and shall not become effective unless and until the date on which such approval certificate has been obtained.

Article 48                      The ancillary agreements entered into in accordance with the principles set forth in this Contract shall constitute an integral part of this Contract.  Party A and Party B shall cooperate with each other to amend the Articles of Association of the JV Company to reflect the terms of this Contract as hereby amended.

Article 49                      The execution, validity, interpretation, performance and the dispute resolution of this Contract shall be governed by the laws of the PRC.

Article 50                      Such legal addresses of Party A and Party B as set forth in this Contract shall be their respective communication addresses to which the written documents to each party hereto shall be addressed and shall be deemed delivered if so addressed.

Article 51                      This Contract is made in Chinese into ten (10) originals, with Party A and Party B each holding two (2) of them.  This Contract can be made into several counterparts to be used for filing with the competent governmental authorities.

Article 52                      This Contract is duly executed by the legal or authorized representatives of Party A and Party B respectively on October [    ], 2009.

[THE REMAINING OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

(Execution Page of the Joint Venture Contract of Suzhou Erye Pharmaceutical Co., Ltd.)

For and on behalf of
Party A: Suzhou Erye Economy & Trade Co., Ltd.

By: _________________________
Shi Mingsheng, Chairman

For and on behalf of
Party B: China Biopharmaceuticals Holdings Inc.

By:___________________________
Peng Mao, President
) ) ) ) ) ) ) ) ) )

Undertaking

NeoStem, Inc. (“NeoStem”) is a corporation duly established and validly existing under the laws of the State of Delaware of the U.S.

WHEREAS,

NeoStem’s wholly owned subsidiary China Biopharmaceuticals Holdings Inc. (“CBH”) and Suzhou Erye Economic and Trade Co., Ltd. (“EET”) have entered into a Joint Venture Contract of Suzhou Erye Pharmaceutical Co., Ltd. (the “JV Contract”) on October [    ], 2009.

NOW, THEREFORE NeoStem hereby undertakes:

1.           THAT NeoStem fully understands and absolutely agrees to the whole content of the JV Contract;

2.           THAT CBH has obtained NeoStem’s necessary authorization to execute the JV Contract;

3.           THAT CBH’s obligations and liabilities under the JV Contract shall be deemed the obligations and liabilities of NeoStem who shall undertake to provide an irrevocable guarantee for such joint liability;

4.           THAT, in accordance with the PRC law, the obligations and liabilities assumed by CBH as a shareholder of Suzhou Erye Pharmaceutical Co., Ltd. shall be deemed to be NeoStem’s obligations and liabilities for which NeoStem shall undertake to provide an irrevocable guarantee;

5.           THAT NeoStem’s performance of its undertakings contained herein shall constitute the consideration of EET’s performance of its obligations under the JV Contract, and shall remain effective and irrevocable throughout the validity ofthe JV Contract, and, if the JV Contract becomes invalid or terminates, this Undertaking shall be canceled in accordance with any supplementary covenant by and between NeoStem and EET;

6.           THAT NeoStem shall be entitled to the rights and benefits to which CBH is entitled to under the JV Contract or should be entitled to under any other document relating to the JV Company to which CBH is a party, provided that such rights and benefits may not be enjoyed by CBH in a duplicative manner; and

7.           THAT this Undertaking, as part of the JV Contract, shall be governed by the PRC law.

For and on behalf of NeoStem, Inc. By: ___________________ Date: October [ ], 2009	) ) ) ) )